Exhibit 99.1
Veraz Networks, Inc. Reports First Quarter 2007 Financial Results
•	Quarterly Revenues Increase By 27% Year-over-Year to $27.5 million

•	Record IP Product Revenues Increase By 98% Year-over-Year to $17.7M
SAN JOSE, Calif., May 8, 2007 — Veraz Networks, Inc. (NASDAQ: VRAZ), a leading global provider of IP softswitch and media gateway solutions, today released financial results for the first quarter ended March 31, 2007.
Revenues for the first quarter of 2007 were $27.5 million, which represents a year-over-year increase of 27% from the first quarter of last year. First quarter IP product revenues of $17.7 million increased 98% over the first quarter of 2006. Veraz posted a net loss of $1.2 million, or $0.08 per basic and diluted share as compared with the first quarter of 2006 net loss of $3.5 million, or $0.26 per share. We closed our initial public offering in April, 2007, and immediately thereafter we had approximately 40 million shares outstanding. For the three months ended March 31, 2007, the weighted average number of outstanding shares used to compute the earnings per share was 13.9 million shares.
“Our first quarter results provides strong validation that Veraz is on the right path, with our IP business experiencing steady growth and record revenue,” commented Doug Sabella, president and chief executive officer of Veraz. “Veraz ended the March quarter with over 60 IP customers as the company continues to expand into new accounts.”
“We are pleased that we have started 2007 with a continuation of the momentum in the IP business that we had seen in 2006” said Al Wood, Veraz’s CFO. “Looking ahead for the full year of 2007, we expect revenue to be approximately $120 million and expect a net loss of approximately $4 million for the full year.”
Recent Highlights
•	Veraz successfully completed its initial public offering in April, raising $50.2 million, net of underwriting fees.

•	Veraz has completed the installation and testing for a new NGN solution at Golden Telecom in Russia and has completed the migration from a legacy switch infrastructure to a Veraz NGN solution at a subsidiary of Belgacom in Switzerland.

•	Veraz has begun the deployment at ONEMAX of an IMS over WiMAX subscriber services deployment in the Dominican Republic.

•	Veraz announced the availability of a new multimedia softclient — Veraz Virtu™, and a new web portal application — Portal Connect™. Veraz Virtu is an IMS-compliant user application that enables end users to access services including voice, instant messaging, prepaid calling card and video telephony. Portal Connect is a service management tool that enables both softclient users and traditional subscribers to configure and manage account features such as user profiles, prepaid access, call forwarding, and presence information.

•	Veraz’s ControlSwitch User Service Core received the first IMS Leadership Award by Technology Marketing Corporation’s IMS Magazine.
Conference Call Information
Veraz will host a conference call and live webcast at 8:00 a.m. Eastern Time (5 a.m. Pacific Time) this morning to discuss the results. The live webcast will be accessible from the “Investor Relations” section of the Veraz website (www.veraznetworks.com). The webcast will be archived for a period of 30 days. A telephonic replay of the conference call will also be available two hours after the call and will run for two days. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter passcode 11088243. International parties should call 303-590-3000 and enter passcode 11088243.
About Veraz Networks
Veraz is a leading global provider of Internet Protocol, or IP, softswitches, media gateways and digital compression products to established and emerging wireline, wireless and broadband service providers. Service providers use Veraz products to transport, convert and manage voice traffic over legacy and IP networks, while enabling voice over IP, or VoIP, and other multimedia communications services. Veraz IP products, which consist of the company’s innovative ControlSwitch softswitch solution and I-Gate 4000 family of media gateway products, enable service providers to deploy IP networks and efficiently migrate from their legacy circuit-switched networks to IP networks. Additional information about Veraz Networks (NASDAQ: VRAZ) is available at www.veraznetworks.com.
Forward Looking Statements
This press release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These forward-looking statements involve risks and uncertainties, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to, the timing of the initiation, progress or cancellation of significant contracts or arrangements; the mix and timing of products and services sold in a particular period; the impact of our revenue recognition policies on the timing of both revenues and the related expenses; our inability to maintain relationships with our indirect channel partners; the reluctance of customers to migrate to an IP network architecture; rapid technological change and our ability to continue to deliver products that are competitive in the marketplace; general economic and business conditions; and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact Veraz’ business is set forth in our Registration Statement on Form S-1 filed with the SEC, including the “Risk Factors” section in our final Prospectus dated April 5, 2007. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.
A copy of this press release can be found on the investor relations page of Veraz’ website at www.veraznetworks.com.
Veraz Networks, Veraz, ControlSwitch, Veraz Virtu and Veraz Portal Connect are registered trademarks of Veraz Networks, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.
VRAZ-IR
Investor Relations Contact:
The Blueshirt Group
Cynthia Hiponia
415-217-4966
cynthia@blueshirtgroup.com

Press Contact:
Veraz Networks
Ed Camarena
408-750-9424
edc@veraznet.com
PR@vantage
Ilene Adler
415-984-1970 ext 102
iadler@pr-vantage.com
Source: Veraz Networks, Inc.

VERAZ NETWORKS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,093	$23,189
Restricted cash	500	500
Accounts receivable, net	29,682	24,451
Inventories	15,057	14,203
Prepaid expenses	3,763	2,578
Deferred tax assets	148	—
Other current assets	2,169	2,614
Due from related parties	1,134	1,452

Total current assets	69,546	68,987
Property and equipment, net	6,784	7,123
Other assets	136	151

Total assets	$76,466	$76,261

LIABILITIES, REDEEMABLE AND CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$12,184	$9,042
Accrued expenses	15,569	16,519
Income tax payable	411	258
Current portion of loan payable	2,212	1,277
Current portion of deferred revenue	24,202	27,074
Due to related parties	5,439	7,256

Total current liabilities	60,017	61,426
Loan payable, less current portion	2,342	3,147
Noncurrent portion of deferred revenue	—	454

Total liabilities	62,359	65,027

Commitments and contingencies

Redeemable and convertible preferred stock:	67,956	64,541

Stockholders’ deficit:
Common stock and additional paid-in-capital	7,531	6,989
Deferred stock-based compensation	(600)	(690)
Accumulated deficit	(60,780)	(59,606)

Total stockholders’ deficit	(53,849)	(53,307)

Total liabilities, redeemable and convertible preferred stock, and stockholders’ deficit	$76,466	$76,261

VERAZ NETWORKS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data, unaudited)

	Three Months Ended March 31,
	2007	2006

Revenues:
IP Products	$17,650	$8,934
DCME Products	5,134	10,182
Services	4,671	2,536

Total revenues	27,455	21,652

Cost of Revenues:
IP Products	7,196	3,394
DCME Products	2,121	3,910
Services	2,698	1,889

Total cost of revenues	12,015	9,193

Gross profit	15,440	12,459

Operating Expenses:
Research and development, net	7,734	7,925
Sales and marketing	5,963	6,054
General and administrative	2,353	2,000

Total operating expenses	16,050	15,979

Loss from operations	(610)	(3,520)
Other (expense) income, net	(200)	65

Loss before income taxes	(810)	(3,455)
Income taxes	364	18

Net loss	$(1,174)	$(3,473)

Net loss per share	$(0.08)	$(0.26)

Weighted average shares outstanding used in computing net loss allocable to common stockholders per share — basic and diluted:	13,928,106	13,143,296

VERAZ NETWORKS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Three Months Ended March 31,
	2007	2006

Cash flows from operating activities:
Net loss	$(1,174)	$(3,473)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	966	750
Stock-based compensation	481	81
Deferred taxes	(148)	—
Net changes in operating assets and liabilities:
Accounts receivable, net	(5,227)	(5,366)
Inventories	(854)	(3,034)
Other current assets	(479)	(1,635)
Due to related parties, net	(1,499)	(3,599)
Other current liabilities	2,218	2,043
Deferred revenue	(3,326)	8,799

Net cash used in operating activities	(9,042)	(5,434)

Cash flows from investing activities:
Restricted cash	—	949
Short-term investments	—	500
Purchases of property and equipment	(280)	(942)
Other assets	11	(10)

Net cash (used in) provided by investing activities	(269)	497

Cash flows from financing activities:
Proceeds from the exercise of stock options	151	84
Proceeds from convertible preferred stock, net	3,415	—
Amortization of debt issuance costs and accretion	130	—
Proceeds from borrowings	—	15,000
Payments of offering costs	(481)	—

Net cash provided by financing activities	3,215	15,084

Net (decrease) increase in cash and cash equivalents	(6,096)	10,147
Cash and cash equivalents at beginning of period	23,189	20,437

Cash and cash equivalents at end of period	$17,093	$30,584